SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             OSHKOSH B'GOSH, INC.
------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
                                [COMPANY NAME]
------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

     (5) Total fee paid:

------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

------------------------------------------------------------------------------

     (3) Filing party:

------------------------------------------------------------------------------

     (4) Date filed:

------------------------------------------------------------------------------

                           NOTICE OF ANNUAL MEETING
                               OF SHAREHOLDERS
                                ON MAY 5, 1995

To Shareholders of Oshkosh B'Gosh, Inc.

     The annual meeting of shareholders of Oshkosh B'Gosh, Inc. (the "Company"), will be held at the Pioneer Inn, 1000 Pioneer Drive, Oshkosh, Wisconsin on May 5, 1995 at 10:00 a.m., to consider and act upon the following matters:

          1. The election of a Board of nine Directors.

          2. The approval of the Oshkosh B'Gosh, Inc. 1994 Incentive Stock Plan (the "1994 Plan").

          3. The approval of the Oshkosh B'Gosh, Inc. 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan").

          4. A shareholder proposal regarding workplace policies.

          5. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on March 17, 1995 is the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     Your attention is called to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF ALL NOMINEES, "FOR" THE APPROVAL OF THE 1994 PLAN AND THE 1995 DIRECTORS' PLAN, AND "AGAINST" THE SHAREHOLDER PROPOSAL.

                                          Steven R. Duback,
                                          Secretary

Oshkosh, Wisconsin
March 27, 1995

To aid in the early preparation of a record relative to those voting by Proxy, please indicate your voting directions, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you should be present at the meeting and desire to vote in person or for any other reason desire to revoke your Proxy, you may do so at any time before it is voted. If you receive both a blue Proxy and a buff-colored Proxy, please sign both and return both.

PROXY STATEMENT

                             OSHKOSH B'GOSH, INC.
                               112 Otter Avenue
                           Oshkosh, Wisconsin 54901
                                (414) 231-8800

                           SOLICITATION AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Oshkosh B'Gosh, Inc. (the "Company") for the annual meeting of shareholders to be held on Friday, May 5, 1995. Shares represented by properly executed proxies received by the Company will be voted at the meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary or Acting Secretary of the meeting or by oral notice to the presiding officers during the meeting.

     The record date for the meeting is the close of business on March 17, 1994. At that date, there were 12,081,587 shares of Class A Common Stock and 1,267,713 shares of Class B Common Stock outstanding. Each share of Class A Common Stock entitles its holder to one vote for the election of each of two directors. Each share of Class B Common Stock entitles its holder to one vote for the election of each of seven directors, to vote in respect of the 1994 Incentive Stock Plan and the 1995 Outside Directors' Stock Option Plan, and to vote in respect of the shareholder proposal regarding workplace policies. Each share of Class B Common Stock also entitles its holder to one vote concerning all other matters properly coming before the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

     A majority of the shares of each class, represented in person or by proxy, constitutes a quorum. Directors to be elected by each class shall be elected by a plurality of the votes of the shares of that class present in person or represented by proxy at the meeting. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. In all other matters, the affirmative vote of the majority of the shares of Class B Common Stock present in person or represented by proxy at the meeting will be the act of the shareholders; holders of Class A Common Stock are not entitled to vote on other matters except as required by law.

     The independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. As a result, abstentions will have no effect with respect to the election of directors but will have the same effect as a "no" vote on other matters. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner's shares with respect to the election of directors but may not have discretion to do so with respect to any other matters. Any broker or nominee "nonvotes" with respect to any matter will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matter. However, such broker "nonvotes" will be counted for quorum purposes if the proxy is voted by the broker with respect to the election of directors.

     A majority of the shares of each class represented at the meeting, even if less than a majority of the outstanding stock of either or both classes, may adjourn the meeting from time to time without further notice.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

     This proxy material is being mailed to shareholders commencing on or about March 27, 1995.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by each director, each nominee for director, each person known to own more than 5% of either class of the Company's Common Stock, each executive officer named in the Summary Compensation Table, and all directors and officers as a group. The information is as of February 1, 1995, except that the information with respect to the number of shares beneficially owned by Banc One Corporation is as of December 31, 1994 and the information with respect to Thomas R. Hyde is as of January 13, 1995. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned and disclaim beneficial ownership of shares held directly by their spouses.


                                           Shares of Class A    Percentage    Shares of Class B    Percentage
                                               Common Stock       of Shares       Common Stock       of Shares
   Name and Address of Beneficial Owner     Beneficially Owned   Outstanding   Beneficially Owned   Outstanding
------------------------------------------- ------------------   -----------   ------------------   -----------
Banc One Corporation and subsidiaries,
  including amounts owned as Trustee of the
Earl W. Wyman
Trusts dated February 17, 1960 as amended
("Earl W. Wyman Trusts")<F1>................      1,438,593          11.9%            137,420           10.8%
  100 East Broad Street
  Columbus OH 43271-0251
Thomas R. Wyman<F1><F2><F3>...................        299,015           2.5%            155,612           12.3%
  2896 Fond du Lac Road
  Oshkosh WI 54901
William F. Wyman<F1><F2><F4>..................         84,510           0.7%            227,292           17.9%
  1373 Waugoo Avenue
  Oshkosh WI 54901
Charles F. Hyde<F1><F2><F5>...................         48,749           0.4%             56,835            4.5%
  1234 Washington Avenue
  Oshkosh WI 54901
Joyce W. Hyde<F1><F2><F5>.....................        115,263           1.0%             79,709            6.3%
  1234 Washington Avenue
  Oshkosh WI 54901
Douglas W. Hyde<F1><F2><F6>...................        114,508           0.9%            147,222           11.6%
  3700 Edgewater Lane
  Oshkosh WI 54901
Michael D. Wachtel<F1><F2><F7>................        120,956           1.0%            119,478            9.4%
  1030 Washington Avenue
  Oshkosh WI 54901
Thomas R. Hyde<F1><F2><F8>....................        130,466           1.1%            104,247            8.2%
  109 Chapin Parkway
  Buffalo NY 14209
Steven R. Duback<F9>........................          2,185             --                  0              --
  3212 North Summit Avenue
  Milwaukee WI 53211
Orren J. Bradley...........................            813             --                119              --
  6770 North Reynard
  Milwaukee WI 53217
Judith D. Pyle.............................            300             --                  0              --
  415 Farwell Drive
  Madison WI 53704

                                       2

                                            Shares of Class A    Percentage    Shares of Class B    Percentage
                                               Common Stock       of Shares       Common Stock       of Shares
   Name and Address of Beneficial Owner     Beneficially Owned   Outstanding   Beneficially Owned   Outstanding
------------------------------------------- ------------------   -----------   ------------------   -----------
Jerry M. Hiegel(10)........................         10,000           0.1%                  0              --
  One South Pinckney Street
  Suite 333
  Madison WI 53703
David L. Omachinski........................         10,000           0.1%                  0              --
  1605 Maricopa Drive
  Oshkosh WI 54904
Barbara Widder-Lowry.......................         20,000           0.2%                  0              --
  1319 Bayshore Drive
  Oshkosh WI 54901
Oliver E. Wood.............................            340             --                  0              --
  4530 Stonewood Drive
  Oshkosh WI 54901
All Directors and Executive Officers as a
  group (20 persons).......................      1,175,806           9.6%            821,807           64.8%

-------------------------

<F1> The Earl W. Wyman Trust for the benefit of the Wyman family beneficially owns 247,500 shares of Class A Common Stock and 55,180 shares of Class B Common Stock, or about 2.0% and 4.4%, respectively, of such stock outstanding. Its beneficiaries are Thomas R. Wyman and his children (William F. Wyman and Ann E. Wolf). The Earl W. Wyman Trust for the benefit of the Hyde family beneficially owns 182,500 shares of Class A Common Stock and 55,180 shares of Class B Common Stock, or about 1.5% and 4.4% respectively, of such stock outstanding. Its beneficiaries are Joyce
     W. Hyde and her children (Douglas W. Hyde, Thomas R. Hyde, and Margaret
     H. Wachtel). All of the beneficiaries disclaim beneficial ownership of such shares.

<F2> Thomas R. Wyman and Shirley F. Wyman are the parents of William F. Wyman and Ann E. Wolf. Thomas R. Wyman is also the brother of Joyce W. Hyde. Joyce W. Hyde and Charles F. Hyde are the parents of Douglas W. Hyde, Thomas R. Hyde and Margaret H. Wachtel (who is the wife of Michael D. Wachtel).

<F3> Thomas R. Wyman owns the shares listed either directly or as marital property with his wife, Shirley F. Wyman. The amount shown in the table does not include 3,372 shares of Class B Common Stock (less than 1% of the total number outstanding) owned by Shirley F. Wyman, or the shares owned directly by their two adult children, as to which he disclaims beneficial ownership. The table also does not include 20,000 shares of Class A Common Stock held by a trust under which Thomas R. Wyman and Shirley F. Wyman are income beneficiaries. They disclaim beneficial ownership of those shares.

<F4> William F. Wyman owns directly 83,630 shares of Class A Common Stock and
     188,976 shares of Class B Common Stock. He also owns, as sole trustee of three trusts created for the benefit of his children, 880 shares of Class A Common Stock and 12,756 shares of Class B Common Stock. The amounts shown in the table also include 25,560 shares of Class B Common Stock owned by two trusts of which he is a remainder beneficiary.

<F5> Charles F. Hyde, and his wife, Joyce W. Hyde, own all of their Company stock as marital property, but they each hold the amounts shown in their own respective names. The amounts shown in the table do not include the shares owned directly or indirectly by their three adult children, as to which they disclaim beneficial ownership. The table also does not include 69,140 shares of Class A Common Stock held by the Joyce W. Hyde Income Trust of 1987, under which she is the income beneficiary, but disclaims beneficial ownership.

<F6> Douglas W. Hyde owns directly 70,653 shares of Class A Common Stock and
     136,857 shares of Class B Common Stock, or approximately 0.6% and 10.8%, respectively, of the total number of such shares outstanding. He also owns as sole trustee of two trusts created for the benefit of his children 10,900

                                       3

     shares of Class A Common Stock and 1,000 shares of Class B Common Stock. In addition, he shares beneficial ownership of 32,955 shares of Class A Common Stock and 9,365 shares of Class B Common Stock owned directly by his spouse, held by his spouse as trustee for the benefit of his children and held by him as custodian for his minor children. The amounts shown in the table do not include 16,635 shares of Class A Common Stock and 2,445 shares of Class B Common Stock owned by a trust of which he is the income beneficiary and his minor daughter is the remainder beneficiary, or 23,047 shares of Class A Common Stock owned by the Joyce W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

<F7> Michael D. Wachtel owns directly 13,710 shares of Class A Common Stock and 1,710 shares of Class B Common Stock, or approximately 0.1% of the outstanding shares of each class. He owns an additional 5,460 shares of Class B Common Stock as sole trustee of two trusts created for the benefit of his children. In addition, he shares beneficial ownership of 96,346 shares of Class A Common Stock and 111,308 shares of Class B Common Stock owned directly by his spouse and held by his wife as custodian for their minor children and 10,900 shares of Class A Common Stock and 1,000 shares of Class B Common Stock owned by his spouse as sole trustee of two trusts created for the benefit of their children. The amounts shown in the table do not include 12,681 shares of Class A Common Stock and 29,083 shares of Class B Common Stock owned by two trusts of which his spouse is the income beneficiary and his minor children are remainder beneficiaries, respectively, or 23,047 shares of Class A Common Stock owned by the Joyce W. Hyde Income Trust of 1987 of which his wife is a remainder beneficiary, as to which he disclaims beneficial ownership.

<F8> Thomas R. Hyde owns directly 89,930 shares of Class A Common Stock and
     91,101 shares of Class B Common Stock. He owns as sole trustee of two trusts created for the benefit of his children 14,600 shares of Class A Common Stock and 1,000 shares of Class B Common Stock. He has beneficial ownership of 19,136 shares of Class A Common Stock and 8,146 shares of Class B Common Stock held by him as custodian for his minor children, and beneficial ownership of 2,800 shares of Class A Common Stock held by his spouse. In addition, he shares beneficial ownership of 4,000 shares of Class A Common Stock and 4,000 shares of Class B Common Stock owned by a trust of which he is an income beneficiary, his minor son is a remainder beneficiary and his spouse is the sole trustee. The amounts shown in the table do not include 23,047 shares of Class A Common Stock owned by the Joyce W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

<F9> Steven R. Duback owns 885 shares of Class A Common stock directly and
     1,300 shares as custodian for his children.

<F10>The shares listed are owned by a trust of which Mr. Hiegel is the primary beneficiary. Mr. Hiegel has the right to amend or revoke the trust at any time.

     The descendents of Earl W. Wyman, their spouses and trusts of which they are beneficiaries (the "Wyman/Hyde Group," including, among others, Thomas R. Hyde, Charles F. Hyde, Joyce W. Hyde, Douglas W. Hyde, Michael D. Wachtel, Margaret H. Wachtel, the Earl W. Wyman Trusts, Thomas R. Wyman and William F. Wyman) own a total of 1,859,938 shares of Class A Common Stock (approximately 15.4% of the outstanding shares) and 1,035,655 shares of Class B Common Stock (approximately 81.7% of the outstanding shares). Each member of the Wyman/Hyde Group is subject to a cross purchase agreement pursuant to which his or her Class B Common Stock generally may not be transferred except to a spouse or descendant (or a trust for their benefit) unless the shares first have been offered to the other members of the Wyman/Hyde Group.

     Under the securities laws of the United States, the Company's directors, its executive officers and any person holding more than 10% of any class of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file these dates not previously reported. To the Company's knowledge, all of these filing requirements were satisfied.

                       DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

     Information regarding the nominees for whom the shares represented by proxies will be voted for election as directors is set forth in the following table. Proxies for Class A Common Stock will be voted to elect Orren J. Bradley and Jerry M. Hiegel as directors, and proxies for Class B Common Stock will be voted to elect Charles F. Hyde, Thomas R. Wyman, Steven R. Duback, Douglas W. Hyde, Michael D. Wachtel, Judith D. Pyle and David L. Omachinski, as directors. In the unforeseen event that any nominee will be unable or unwilling to serve, proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

     The nominees for Directors are:

                                                   Principal Occupation                    Director
          Name             Age                   and Business Experience                    Since
------------------------   ---    ------------------------------------------------------   --------

Nominees for Directors to be Elected by Class B Shares
Charles F. Hyde.........   74     Retired; prior to May, 1994, Chairman of the Board         1955
                                  (since 1990); until 1992 Mr. Hyde was Chief Executive
                                  Officer of the Company (since 1966); until 1990 he was
                                  also President of the Company (since 1962).
Thomas R. Wyman.........   67     Retired; prior to May, 1994, Vice Chairman of the          1955
                                  Board (since 1990); until 1990 Mr. Wyman was Executive
                                  Vice President of the Company (since 1979); prior
                                  thereto Mr. Wyman served as Vice President and
                                  Treasurer (since 1973).
Steven R. Duback<F1>.....  50     Partner, Quarles & Brady (law firm), Milwaukee (joined     1981
                                  the firm in 1969); Secretary of the Company (since
                                  1981).
Douglas W. Hyde.........   44     Chairman of the Board (since May, 1994), President         1988
                                  (since 1991) and Chief Executive Officer (since 1992);
                                  prior thereto Mr. Hyde served as Senior Vice
                                  President -- Marketing (since 1989); Vice
                                  President -- Merchandising (since 1983); and as
                                  Director of Sportswear Merchandising (since 1979);
                                  joined the Company in 1975.
Michael D. Wachtel......   41     Executive Vice President (since 1991), Chief Operating     1988
                                  Officer (since 1992) and Assistant Secretary (since
                                  1990); prior thereto Mr. Wachtel served as Senior Vice
                                  President -- Operations (since 1986); and as Director
                                  of Operations (since 1984) and as Administrative
                                  Assistant to the President; joined the Company in
                                  1978.
Judith D. Pyle..........   51     Vice Chairman and Senior Vice President, Corporate         1989
                                  Marketing, Rayovac Corporation (manufacturer of
                                  batteries and flashlights) (since 1983). Ms. Pyle is
                                  also a director of Firstar Corporation and of
                                  Wisconsin Power & Light Co.

---------------

<F1> Quarles & Brady, of which Mr. Duback is a partner, has performed legal services for the Company formany years.


                                                   Principal Occupation                    Director
          Name             Age                   and Business Experience                    Since
------------------------   ---    ------------------------------------------------------   --------
Nominees for Directors to be Elected by Class B Shares (Continued)
David L. Omachinski.....   43     Vice President -- Finance, Chief Financial Officer and     1994
                                  Treasurer (since 1993). Joined the Company in 1993.
                                  Prior thereto (since 1980) Mr. Omachinski was a
                                  shareholder of Schumaker, Romenesko & Associates, S.C.
                                  (since 1992 Mr. Omachinski was the Executive Vice
                                  President and Chief Operating Officer thereof) which
                                  served as the Company's independent public
                                  accountants.

Nominees for Directors to be Elected by Class A Shares
Jerry M. Hiegel.........   68     Chairman of the Hiegel Group, Inc. (a private              1992
                                  investment firm) since 1987. Prior thereto Mr. Hiegel
                                  was Executive Vice President of General Foods
                                  Corporation (a diversified food manufacturer) (since
                                  1982); Chairman (since 1984), President and CEO (since
                                  1980), and President (since 1977) of Oscar Mayer Foods
                                  Corporation (food manufacturer specializing in
                                  packaged meats). Mr. Hiegel is also a director of
                                  Firstar Corporation.
Orren J. Bradley........   70     Retired; prior to 1992, President of Metro Milwaukee,      1988
                                  Inc. (a community based organization to promote
                                  tourism) (since 1990); prior thereto he was Senior
                                  Vice-President of Laub Group, Inc. (independent
                                  insurance agents) (since 1985); prior thereto Mr.
                                  Bradley was Chairman and CEO of Boston Store. Mr.
                                  Bradley is also a director of Stokely, USA, Inc.

Each director attended 75% or more of the meetings of the Board and committees of which he or she is a member held during 1994. The nominating committee consists of Ms. Pyle (chair) and Messrs. Duback, Bradley, D. Hyde, Wyman and
C. Hyde. The executive committee consists of Messrs. D. Hyde (chair), Bradley, Wachtel and Omachinski. The compensation committee consists of Messrs. Duback (chair), Hiegel and Ms. Pyle. The audit committee consists of Messrs. Bradley (chair), Hiegel and D. Hyde.

Executive Officers

     Information concerning those continuing executive officers of the Company who are not directors or nominees for director is set forth in the following table.

           Name             Age                       Position and Experience
------------------------   ---    --------------------------------------------------------------
Clifford J. Thompson....   49     Senior Vice President -- Operations (since December, 1994).
                                  Prior thereto he was Vice President -- Operations at Liberty
                                  Trouser Company (since 1993); Chief Operating Officer,
                                  Corporate Vice President of Gitano Manufacturing Group (since
                                  1991); Vice President of Domestic Manufacturing at Espirit de
                                  Corp. (since 1989).
Anthony S. Giordano.....   57     Vice President -- Product Engineering (since May, 1994); prior thereto he was Vice President -- Manufacturing (since 1989);
                                  joined the Company in 1963.
Donald M. Carlson.......   58     Vice President -- Human Resources (since 1990). Prior thereto
                                  Mr. Carlson was director of organizational effectiveness and training for General Dynamics Corp. (an aerospace and defense manufacturer) (since 1959).

Jon C. Dell'Antonia.....   52     Vice President -- Management Information Systems (since 1990).
                                  Prior thereto Mr. Dell'Antonia served in a similar capacity for Coleman Co. (a manufacturer of outdoor recreational
                                  products) (since 1982).
Oliver E. Wood, Jr......   51     Vice President -- International Sales and Marketing (since
                                  1990); General Manager, International Sales (since 1987).
Michael G. Donabauer....   46     Vice President -- Corporate Marketing and Planning (since
                                  1992), Director of Marketing (since 1991). Prior thereto he was vice president of marketing of Charming Shoppes, Inc.
                                  (since 1988).
William F. Wyman........   35     Vice President -- Domestic Licensing (since 1993). Prior
                                  thereto he was director of licensed products (since 1991) and manager of retail development (since 1990); joined the Company in 1981.
Mark S. Greenspan.......   48     Vice President and General Manager -- Menswear (since 1994);
                                  prior thereto Mr. Greenspan served as General
                                  Manager -- Menswear (since 1992); and as National Accounts
                                  Manager (since 1990).
Paul A. Lowry...........   43     Vice President -- Corporate Retail (since 1994). Prior thereto he was vice president store/operations for Essex Outfitters,
                                  Inc. (since 1991).
Barbara Widder-Lowry....   44     Vice President -- Childrenswear Product Development (since
                                  1994). Prior thereto she was an executive officer of Essex
                                  Outfitters, Inc. (since 1990).
Kenneth H. Masters......   52     Vice President -- Manufacturing (since May, 1994). Prior
                                  thereto he was Assistant Vice President -- Manufacturing
                                  (since 1983); joined the Company in 1962.

     Charles F. Hyde is the father of Douglas W. Hyde, the father-in-law of Michael D. Wachtel, the brother-in-law of Thomas R. Wyman and the uncle of William F. Wyman, who is the son of Thomas R. Wyman. Paul A. Lowry and Barbara Widder-Lowry are spouses. There are no other family relationships among the executive officers, directors and nominees.

Executive Compensation

     The following table shows compensation paid by the Company for services rendered to the Company during its fiscal year ended December 31, 1994, to the five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                               Annual Compensation
                                                             -----------------------        All Other
           Name and principal position               Year    Salary $ <F1>   Bonus $    Compensation $ <F2>
--------------------------------------------------   ----    ------------    -------    ------------------
Douglas W. Hyde...................................   1994       300,000      46,061             24,458
President and Chief Executive                        1993       149,400      58,667             12,120
Officer                                              1992       146,400      74,989             26,434
Michael D. Wachtel................................   1994       250,000      38,636             20,918
Executive Vice President and                         1993       143,400      58,492             11,404
Chief Operating Officer                              1992       140,000      74,814             25,552
David L. Omachinski...............................   1994       160,000      43,387              1,695
Vice President -- Finance,                           1993         8,172           0                  0
CFO and Treasurer
Barbara Widder-Lowry..............................   1994       228,258      34,291          2,258,694(3)
Vice President -- Childrenswear
Product Development
Oliver E. Wood, Jr................................   1994       138,200      31,574             14,386
Vice President -- International                      1993       130,149      15,263             11,989
Sales and Marketing                                  1992       123,600      16,663             13,310

-------------------------
<F1>For 1994, 1993 and 1992 other annual compensation did not exceed the lesser of $50,000 or 10% of such executive officer's salary.

<F2>The Company's contributions to the named individual's accounts in the
    Executive Nonqualified Profit Sharing Plan for 1994, 1993 and 1992 were
    $9,750, $10,660 and $18,309 for Mr. Hyde, $9,750, $10,234 and $18,309 for
    Mr. Wachtel, N/A, N/A and N/A for Mr. Omachinski, $9,750, N/A and N/A for
    Ms. Widder-Lowry and $9,750, $10,151 and $11,472 for Mr. Wood. The
    Company's contributions to the same individuals' accounts for the same years in the defined contribution portion of the Excess Benefits Plan were $13,248, $0 and $6,665 for Mr. Hyde, $9,998, $0 and $6,171 for Mr.
    Wachtel, N/A, N/A and N/A for Mr. Omachinski, $1,336, N/A and N/A for Ms.
    Widder-Lowry and $2,798, $0 and $0 for Mr. Wood. Premiums paid by the
    Company on a term life insurance policy covering Mr. Hyde for each of 1994, 1993 and 1992 were $1,460 annually; premiums for the same years for Mr. Wachtel were $1,170, $1,170 and $1,072, respectively; premiums for Mr.
    Omachinski were $1,695, N/A and N/A; premiums for Mr. Wood were $1,838,
    $1,838 and $1,838, respectively; and premiums for Ms. Widder-Lowry were $1,608, N/A and N/A, respectively.

<F3>The 1994 amount for Ms. Widder-Lowry includes 20,000 shares of Class A
    Common Stock and a cash payment of $2,050,000, both provided in settlement for cancellation of her long-term employment agreement with Essex
    Outfitters, Inc., a subsidiary of the Company, in connection with the merger of Essex Outfitters, Inc. into the Company in 1994. That contract had provided for continued employment and annual bonuses through April 5, 1997. Effective May 1, 1994, Ms. Widder-Lowry entered into a new employment contract with the Company that provides for her employment through April 30, 1999. The new contract provides for an initial base salary of $205,000 with annual increases of 5% or such greater amount as may be approved by the Board of Directors, and provides that she will participate in the Management Incentive Compensation Plan described in the "Compensation Committee Report on Executive Compensation" below. The contract also provides that, in the event Ms. Widder-Lowry's employment is terminated by the Company prior to April 30, 1999 for any reason other than cause (as defined in the contract), death or disability, Ms.
    Widder-Lowry shall be entitled to receive a monthly severance payment of $23,917 until April 30, 1999.


     The Company maintains a qualified Pension Plan, and an unfunded Excess Benefits Plan that provides to participant's pension benefits that they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. The following table shows estimated annual benefits payable upon normal retirement to persons in specified remuneration and years of service classifications under the qualified Pension Plan, including amounts payable under the Excess Benefits Plan.

                              PENSION PLAN TABLE

                                        Years of Service
Average Annual     -----------------------------------------------------------
 Remuneration        15           20           25           30           35
--------------     -------     --------     --------     --------     --------
   $100,000        $15,000     $ 20,000     $ 25,000     $ 30,000     $ 35,000
    150,000         22,500       30,000       37,500       45,000       52,500
    200,000         30,000       40,000       50,000       60,000       70,000
    250,000         37,500       50,000       62,500       75,000       87,500
    300,000         45,000       60,000       75,000       90,000      105,000
    350,000         52,500       70,000       87,500      105,000      122,500
    400,000         60,000       80,000      100,000      120,000      140,000
    500,000         75,000      100,000      125,000      150,000      175,000
    600,000         90,000      120,000      150,000      180,000      210,000

     Under the Company's qualified Pension Plan and Excess Benefit Plan a non-union employee generally is entitled to receive upon retirement at age 65 a lifetime monthly benefit equal to 1% of his highest five consecutive year average monthly compensation (including salary and bonuses as shown in the Summary Compensation Table) multiplied by the number of years in which he completed at least 1,000 hours of service, or certain actuarial equivalent benefits. An employee who has reached age 60 and completed five years of service may retire and begin to receive the actuarial equivalent of his pension benefits, and pre-retirement death benefits equal to the actuarial equivalent value of a participant's accrued pension benefits. Benefit amounts are not subject to any reduction for Social Security benefits. The current years of credited service of Messrs. Hyde, Wachtel, Omachinski and Wood and Ms. Widder-Lowry are 19, 17, 1, 8 and 5, respectively. The currently applicable final five year average compensation covered by the Pension Plan and Excess Benefits Plan to Messrs. Hyde, Wachtel, Omachinski and Wood and Ms. Widder-Lowry are $252,465, $238,135, $0, $147,608, and $382,192.

                        COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

Compensation Committee Philosophy

     The Compensation Committee recommends executive compensation levels for the Company's executive officers. Its recommendations are usually approved by the Board without change, as was the case in 1994. Salaries, incentive bonus award opportunities, and related performance criteria are determined and established at the beginning of the calendar year with respect to which the salaries and cash incentive bonuses are payable.

     Prior to 1994, the Company had a compensation plan for executive officers consisting of a base salary, an incentive bonus based entirely on company pre-tax profit and a small year end "Christmas bonus." The incentive bonus was historically a large percentage of salary -- sometimes as much as 100% of salary. Salaries were purposely set at below market levels based on the expectation that the incentive bonus would bring the total cash compensation up to market levels.

     In 1994, the approach to compensating executive officers was changed significantly. In brief, the philosophical changes were twofold. First, the Compensation Committee and the Board felt that both salaries and incentive bonus arrangements should be brought more into line with what comparable companies are doing both in terms of the proportionate mix of salary and incentive bonus, and the competitive market level of both the salary and the incentive bonus components of the total cash compensation package. Second, the

Compensation Committee and the Board felt that the incentive bonus should be partly based on individual and responsibility area performance rather than on just overall company performance.

     In order to determine more precisely what the specifications of such a compensation plan for executive officers should be, the Compensation Committee and members of management consulted extensively with Hewitt Associates, an independent compensation and benefits consultant, before formulating and presenting a recommendation to the Board of Directors. The overall structure and specifications of the 1994 Management Incentive Compensation Plan were based largely on Hewitt's recommendations and advice.

     In recommending the structure of the annual cash compensation package for executive officers, the Compensation Committee was guided by its belief that the Company should (a) focus the efforts of its executive officers on the maximization of annual sales and profits, (b) provide an incentive to each officer to achieve specific, predetermined performance goals relating specifically to the functional area of the Company's operations for which the individual has responsibility, (c) to some extent evaluate, on a retrospective basis, the actual performance of individual executive officers for the year for which the compensation is paid, and (d) provide a compensation package which in the aggregate is sufficiently competitive to enable the Company to attract and retain key management personnel.

     To implement this philosophy, early in 1994 the Compensation Committee recommended to the Board of Directors, and the Board adopted without change, a Management Incentive Compensation Plan consisting of two main components: a base salary, and an annual cash incentive bonus. As was contemplated at the time the Management Incentive Compensation Plan was recommended and adopted, the Committee subsequently recommended, and the Board approved and adopted, the 1994 Incentive Stock Plan under which stock options were awarded (in February, 1995, but subject to shareholder approval) to a total of thirty employees (including all executive officers). These stock option awards were designed to provide an incentive to executive officers to focus on long-term goals, whereas base salary and bonuses under the Management Incentive Compensation Plan are designed to be more short-term oriented.

Base Salary

     Prior to 1994, the base salaries of most executive officers, and especially those of the CEO and the COO, were below competitive market levels. This was due in large part to the philosophy that the incentive bonus (based solely on total company pre-tax profit) should be a very large portion of total compensation.

     In order to bring base salaries more in line with competitive market levels, the Committee obtained and heavily relied upon competitive market data provided to it by Hewitt Associates. This data, collected and analyzed by Hewitt Associates, was from several published surveys reporting diversified industry (including apparel manufacturers) information. The surveyed group of companies was broader than the S&P Textile -- Apparel Group reflected on the performance chart on page 14 of this Proxy Statement because competition for executive talent is not limited to other apparel companies. When possible, the 50th percentile market level of base salary for a firm with $350 million in sales was predicted using regression analysis. The data used was that supplied by bonus -- eligible companies and was aged at an annualized rate of 4.6% from the date collected to October 1, 1993. In the case of a few officer positions, Hewitt was not able to match Company positions to the available survey sources, and in these cases, the Committee's salary recommendations were based on existing salary levels, a comparison to recommended salaries for other officers for which market data was available, and the Committee's knowledge of the individual's duties, responsibilities and skills.

     The Committee's recommendations resulted in base salaries ranging from 87% to 116% of the 50th percentile base salary shown or predicted by the market data described above. The variances from 100% of market were based primarily on the Committee's perception of the variance of the market job description from the particular position within the Company, and on its subjective judgment about the individual's relative value to the Company.

Annual Cash Incentive Bonus

     Annual cash incentive bonuses for executive officers are based on the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the company, the achievement of predetermined performance goals relating to the functional area of the company's operations for which the individual has responsibility, and a year-end subjective evaluation of the individual's overall performance during the past year. This is a significant change from the Company's prior practice of basing the annual cash incentive bonus solely on the Company's overall financial performance, and is designed to more closely align an individual's performance with his compensation.

     Under the new incentive bonus plan, effective for 1994, various performance goals were established for each executive officer, and each officer was given an opportunity to earn a bonus, defined as a percentage of his base salary, for achievement of these goals at various levels: minimum, target and maximum. For the CEO and the COO, if achievement of performance goals is at "target" the bonus earned is 47% of base salary, if at "minimum" the bonus is 24% of base salary, and if at or better than "maximum" the bonus is 71% of base salary. For all other executive officers the target percentages ranged from 35% to 40% of salary, the minimum percentages were 20% of salary, and the maximum percentages ranged from 53% to 60% of salary. If performance falls below "minimum," no bonus is paid.

     The performance goals included three basic components for each officer:
(1) a "Corporate" component measured 30% by company sales and 70% by pre-tax earnings; (2) a "Responsibility Area" component based on pre-defined goals related specifically to the functional area of the Company's business for which the particular officer is responsible; and (3) an "Individual Evaluation" component based on a subjective year-end evaluation of the officer's overall performance by the person to whom the officer reports (or by the Compensation Committee in the case of the CEO and the COO).

     Each component of the incentive bonus has minimum, target and maximum goal achievement definitions. The "target" achievement levels for the "Corporate" components (sales and pre-tax earnings) were set at the sales and pre-tax earnings amounts in the Company's budget for 1994. The minimum achievement levels for sales were set at 90% of target, the minimum achievement levels for earnings were set at 75% of target, and the maximum achievement levels for both sales and earnings were set at 120% of target. Minimum, target and maximum achievement levels for the "Responsibility Area" components were personalized for each officer. Minimum, target and maximum achievement levels for the "Individual Evaluation" component were defined as "satisfactory," "good" and "outstanding," respectively.

     For the CEO and the COO, 85% of their potential bonus was based on the "Corporate" performance component and the other 15% was based on a year-end subjective "Individual Evaluation." For all of the other officers between 25% and 65% of the potential bonus was based on the corporate performance component, 15% was based on a year-end subjective evaluation, and the balance was based on individually fashioned "Responsibility Area" performance goals.

     The selection, weighting and sizing of the individual components of the incentive bonus plan were determined by the Committee based on a combination of factors including: advice it received from Hewitt Associates; the Committee's belief that the "Corporate" component of the total potential bonus ought to be a higher percentage for those who are in the position to have the greatest impact on the overall financial performance of the Company; the Committee's belief that for officers other than the CEO and COO, the potential bonus ought to reflect, to a significant degree, achievement or lack thereof in specific functional areas for which the individual has responsibility; the Committee's belief that some portion of the bonus (15% for 1994) ought to be entirely based on a subjective year-end evaluation of the individual's overall performance; and finally a comparison of aggregate compensation (including base salary plus incentive bonus at target level) with the market data provided by Hewitt Associates described above under "Base Salary" but with the relevant comparison being at the 65th percentile (rather than the 50th percentile) to reflect the Committee's feeling that the 1994 target level goals (budgeted amounts) for the "Corporate" performance component were aggressive and therefore would be relatively difficult to achieve.

     As a result of the Company's failure to have attained budgeted sales and profitability in 1994, the actual cash compensation package (salary plus incentive bonus) was, for each and every officer, significantly below the amount the officer would have earned had all goals been met at target levels. In the case of both the CEO and the COO, the shortfall was approximately 22%.

Stock Incentives

     As described in greater detail under the caption "STOCK OPTION PLANS -- 1994 Incentive Stock Plan," upon the recommendation of the Compensation Committee, the Board of Directors adopted the Oshkosh B'Gosh, Inc. 1994 Incentive Stock Plan (the "1994 Plan") under which incentive stock options, nonqualified stock options and restricted stock may be granted to key employees of the Company. The Committee views stock based compensation as an important incentive component of the Company's overall compensation package. The Committee believes that such a plan serves the important purposes of (a) aligning executive compensation with the creation of shareholder value by rewarding performance based on increases in the value of the Company's stock and by providing executives with an ownership perspective, (b) focusing executives on long-term performance, and (c) providing a balance between short-term and long-term perspective. It also believes that stock based compensation will assist the Company in attracting qualified employees and building long-term relationships with existing employees.

     In February of 1995, nonqualified stock options to purchase a total of 144,800 shares of the Company's Class A Common Stock were granted to executive officers of the Company under the 1994 Plan, contingent upon shareholder approval of the 1994 Plan at the 1995 Annual Meeting of Shareholders. The options vest in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company's Class A Common Stock on the date of grant, thus serving to focus the optionee's attention on managing the Company from the perspective of an owner with an equity stake in the Company.

     In determining the number of options to be granted to each executive officer, the Committee sought and followed the advice of Hewitt Associates. In addition, the Committee determined the size of the awards based on its belief that the size of the award should be in direct proportion to an individual's capacity, based on his or her job function, to affect the long-term performance of the Company. More specifically, Hewitt recommended guidelines for the size of option awards based on the number of shares multiplied by the exercise price in relation to the employee's position in the Company and the employee's salary. For the CEO and COO, the number of shares granted was that number equal to 100% of 1994 base salary divided by the per share market value on the date of grant, rounded up to the nearest multiple of 100 shares. For the other executive officers, the number of shares granted was similarly determined but based on 65%, rather than 100%, of 1994 base salary. The Committee presently anticipates that stock option awards will be made annually to the executive officers as well as to other key employees.

Chief Executive Officer Compensation

     Douglas W. Hyde was the President and CEO of the Company during 1994. His total 1994 cash compensation was $346,061 consisting of $300,000 of base salary and $46,061 of incentive bonus. Based on the Hewitt Associates study of market data described above under the caption "Base Salary," his base salary of $300,000 was approximately 87% of the median base salary, and his total cash compensation of $346,061 was approximately 78% of the median total cash compensation, received by other CEOs of other companies with comparable sales. His base salary was based primarily upon such market data and also upon the Committee's subjective evaluation of his individual skills and talents. With respect to his incentive bonus (47% of base salary at "target"), the Committee believed that a high percentage (85%) of his potential total bonus should be based upon the overall financial performance of the Company as measured by its 1994 sales and pre-tax earnings, because the CEO's primary responsibility is to achieve results in these areas of overall Company performance. The other 15% of his potential bonus (the "Individual Evaluation" component) was judged by the Committee to have been achieved at the level of "good" (as opposed to "unsatisfactory", "satisfactory" or "outstanding") based on the Committee's determination that during 1994 Mr. Hyde had been largely responsible for assembling an outstanding team of executives to lead the Company in the future, including a new Chief Financial Officer and Vice President of Finance, a new Vice President -- Childrenswear Product Development, a new Vice President -- Corporate Retail and a new Senior Vice President -- Operations. The Committee also felt that Mr. Hyde had done a good job of making a number of painful and difficult decisions during 1994 involving closing several domestic plants, terminating some long-term, high level employees, and making important strategic decisions regarding changes in the way the Company's products are sourced. The Committee's evaluation of Mr. Hyde's performance was also based on its view that he possesses a high degree of overall leadership ability.

Section 162(m)

     Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1 million. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee's intent to take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. One of those conditions is shareholder approval of the Company's performance-based compensation plans, which is one of the reasons why shareholder approval of the Company's 1994 Incentive Stock Plan is being sought at the 1995 annual meeting.

                                          Compensation Committee

                                          Steven R. Duback
                                          Judith D. Pyle
                                          Jerry M. Hiegel

Directors' Compensation

     Each outside director of the Company (currently Messrs. C. Hyde, Wyman, Duback, Bradley and Hiegel, and Ms. Pyle) is entitled to receive $800 for each directors' meeting attended either in person or by telephone conference lasting over two hours; $500 for meetings by telephone conference up to two hours in length and $600 for each committee meeting attended, plus travel expenses to and from the meeting. In addition, each outside director is entitled to receive a monthly fee of $1,250 per month. During 1994 Messrs. C. Hyde, Wyman, Duback, Bradley and Hiegel and Ms. Pyle received director's fees of $21,700, $21,700, $22,900, $24,100, $23,500 and $22,300, respectively.

Compensation Committee Interlocks and Insider Participation

     The Company's three member Compensation Committee includes Steven R. Duback (a partner in Quarles & Brady, the Company's principal outside counsel, who also serves as the Company's Secretary), together with Ms. Pyle and Mr. Hiegel. There are no Compensation Committee interlocks.

               Comparison of Five-Year Cumulative Total Return*
                  Oshkosh B'Gosh, Inc., S&P 500 Stock Index,
                 and S&P Textile-Apparel Manufacturers Group

      Measurement Period            Oshkosh
    (Fiscal Year Covered)           B'Gosh          S&P 500      S&P Textiles
1989                                       100             100             100
1990                                     56.52           96.89           86.97
1991                                     76.91          126.28          139.42
1992                                     56.08          135.88          148.42
1993                                     51.77          149.52          112.25
1994                                     38.16          151.55          109.96

-------------------------
* Total return assumes reinvestment of dividends on a quarterly basis.

                              STOCK OPTION PLANS

1994 Incentive Stock Plan

     On August 8, 1994, the Board of Directors of the Company adopted the OshKosh B'Gosh, Inc. 1994 Incentive Stock Plan (the "1994 Plan"), subject to approval of the shareholders at the 1995 annual meeting. If the 1994 Plan is not approved by the shareholders it will not become effective. The purpose of the 1994 Plan is to provide an incentive to key employees of OshKosh B'Gosh, Inc. and its subsidiaries to improve corporate performance on a long-term basis, and to attract and retain key employees. The 1994 Plan is limited to 1,400,000 shares of Class A Common Stock, subject to appropriate adjustments in the event the Company, among other things, declares a stock dividend, stock split, or similar change affecting the Class A Common Stock. A copy of the 1994 Plan is annexed hereto as Exhibit A. The following description of the 1994 Plan is qualified in its entirety by reference to the complete text set forth in Exhibit A.

     Options will be granted to eligible employees by a committee of the Board of Directors constituted to permit the 1994 Plan to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the "Committee"). The identification of option recipients and the establishment of specific terms of options granted are, subject to the terms of the 1994 Plan, matters within the sole discretion of the Committee. However, the maximum number of shares for which grants may be made to any eligible employee shall not exceed 50,000 shares in any calendar year, including both options and grants of restricted stock.

     Options may be incentive stock options ("ISOs") or non-qualified stock options ("NSOs"). The exercise price for any option shall not be less than one hundred percent of the fair market value of the shares on the date of grant, provided that employees owning more than 10% of the voting power of all classes of Company stock are ineligible to receive ISOs unless the exercise price is at least 110% of the Fair Market Value on the date the option is granted and the option expires no later than five years after it is granted. The exercise price may be paid in cash or (if approved by the Committee) in shares of Class A Common Stock beneficially owned for at least 6 months at the time of exercise by the optionee or the optionee's spouse or both. So long as the Internal Revenue Code so provides, the Fair Market Value on the date of an option grant of shares with respect to which ISOs are first exercisable during any calendar year shall not exceed $100,000.

     Each option granted under the 1994 Plan will be evidenced by a stock option agreement containing the terms and conditions required by the 1994 Plan and such other terms as the Committee may deem appropriate in each case. Each stock option agreement shall state the period or periods of time within which an option may be exercised, as determined by the Committee. No option may be exercised until at least six months from the later of the date of grant or shareholder approval of the 1994 Plan, and no option may be exercised more than ten years from the date of grant.

     Shares of restricted stock may be issued either alone or in addition to other awards granted under the 1994 Plan. The Committee determines the eligible employees to whom and the times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards. Grants of restricted stock may be conditioned upon the attainment of specified performance goals or other criteria determined by the Committee, and the provisions of restricted stock awards need not be the same with respect to each recipient.

     Each individual receiving a restricted stock award will be issued a share certificate registered in the recipient's name and bearing an appropriate legend referring to the restrictions applicable to the shares represented thereby. The Committee may require that certificates evidencing restricted stock be held in custody by the Company until the restrictions have lapsed and may require the grantee to deliver a blank stock power to the Company with respect thereto. Shares of restricted stock will be subject to the terms and conditions set forth in Section 7.03 of the 1994 Plan. Until the applicable restrictions lapse, a grantee will not be permitted to transfer or encumber shares of restricted stock, but will have all of the rights of a shareholder, including the right to vote the shares and the right to receive dividends with respect thereto. Unless otherwise provided in the applicable Restricted Stock Agreement, all shares still subject to restriction shall be forfeited upon termination of a grantee's employment for any reason unless the Committee determines to waive such restrictions in the event of hardship or other special circumstances of a grantee whose employment is involuntarily terminated (other than for cause).

     Awards may be granted under the 1994 Plan at any time prior to August 8, 2004. On that date, the 1994 Plan will expire, except as to awards then outstanding, which shall remain in effect until the options have been exercised, the restrictions on restricted stock have lapsed or the awards have expired or have been forfeited. The 1994 Plan may be terminated at any time by the Board of Directors except with respect to any awards then outstanding. The Board of Directors may amend the 1994 Plan from time to time, but no such amendment may impair without the grantee's consent any previously granted award or deprive any grantee of any shares of stock acquired through the 1994 Plan, or be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3 under the Securities Exchange Act of 1934.

     On February 8, 1995, the Committee adopted a resolution providing for the grant, on February 20, 1995, of NSOs, as described in the following table, for shares of Class A Common Stock pursuant to the 1994 Plan, all at an exercise price of $14.50 per share (the market value on the date of the grant). Each of the options vests in 25% increments over each of the four years following the grant and expires ten years after the grant or one year after termination of employment (except by death), whichever comes first. All such grants are subject to shareholder approval of the 1994 Plan at the 1995 annual meeting. Additional grants may be made from time to time.

                           1995 Stock Option Grants
                            Pursuant to 1994 Plan

                  Name of Position                          Number of Shares
--------------------------------------------------------   ----------------
Douglas W. Hyde...............................................        20,700
Michael D. Wachtel............................................        17,300
David L. Omachinski...........................................         7,200
Barbara Widder-Lowry..........................................         9,200
Oliver E. Wood................................................         6,200
All executive officers as a group
  (14 persons, including those named above)...................        69,900
Directors who are not executive officers......................             0
All other employees (including officers who are not executive officers) as a group (16 grantees, not including executive
  officers)...................................................        41,000

1995 Outside Directors' Plan

     The Board of Directors has also adopted the OshKosh B'Gosh, Inc. 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), to become effective upon its approval by the shareholders at the 1995 annual meeting. If the 1995 Directors' Plan is approved by shareholders, the first option grants thereunder will automatically be made at the meeting of the Board of Directors immediately following the 1995 annual meeting. If the 1995 Directors' Plan is not approved by the shareholders, it will not take effect and no options will be granted thereunder. The purpose of the 1995 Directors' Plan is to provide an incentive for directors of the Company who are not active full-time employees of OshKosh B'Gosh, Inc. or a subsidiary ("Outside Directors") to improve corporate performance on a long-term basis. Options granted under the 1995 Directors' Plan will be NSOs for income tax purposes.

     A copy of the 1995 Directors' Plan is annexed hereto as Exhibit B. The description herein of certain provisions of the 1995 Directors' Plan is qualified in its entirety by reference to the complete text set forth in Exhibit B.

     The 1995 Directors' Plan will be administered by the Committee which administers the 1994 Plan, but the Committee shall have no discretion as to the amount, price or timing of any option to be granted, which are fixed by the terms of the 1995 Directors' Plan.

     A maximum of 70,000 shares of the Company's Class A Common Stock may be issued pursuant to the exercise of options granted under the 1995 Directors' Plan. Shares subject to and not issued under an option which expires, terminates or is canceled for any reason shall again become available for the granting of options. The exercise price at which shares may be purchased under each option is 100% of the Fair Market Value (as defined) of the stock on the date the option is granted. In the event of a stock dividend, stock split, recapitalization or other similar change affecting the Class A Common Stock, the aggregate number and kind of shares for which options may thereafter be granted under the 1995 Directors' Plan and the number, kind and exercise price of shares subject to outstanding options shall be appropriately adjusted.

     On March 17, 1995, the last sale price of the Company's Class A Common Stock on the NASDAQ National Market System was $14.50 per share.

     The granting of options is automatic under the 1995 Directors' Plan. If the 1995 Directors' Plan is approved by shareholders, each year during its term, upon the first meeting of the Company's Board of Directors following the annual meeting of shareholders, each person then serving the Company as an Outside Director shall automatically be granted an option to purchase 1,000 shares of Class A Common Stock (subject to adjustment for changes affecting the Class A Common Stock described above). Accordingly, all of the present directors, except Messrs. D. Hyde, Omachinski and Wachtel (who are active full-time employees), will receive an option for 1,000 shares under the 1995 Directors' Plan after their reelection at the 1995 annual meeting of shareholders, if the plan is approved by the shareholders at such meeting. If at any time there are not sufficient available shares under the 1995 Directors' Plan to grant each Outside Director an option to purchase 1,000 shares, each Outside Director shall receive an option to purchase an equal number of the remaining available shares, determined by dividing the remaining available shares by the number of Outside Directors.

     Each option granted under the 1995 Directors' Plan will be evidenced by a stock option agreement between the Company and the grantee containing the terms and conditions required by the plan and such other terms and conditions, not inconsistent therewith, as the Committee may deem appropriate. Each stock option granted under the 1995 Directors' Plan will become exercisable six months from the date of grant, regardless of whether the grantee is still a director of the Corporation on such date. All rights to exercise an option will terminate upon the earlier of ten years from the date of grant or two years from the date the grantee ceases to be a director of the Company.

     Each option may be exercised in whole or in part from time to time as specified in the stock option agreement. The exercise price must be paid in full at the time of exercise. Such payment may be made either in cash or by delivering shares of Class A Common Stock which the optionee or the optionee's spouse or both have beneficially owned for at least six months prior to the time of exercise ("Delivered Stock"), or a combination of cash and Delivered Stock.

     If the Company is dissolved or liquidated, optionees will surrender all outstanding unexercised options for an amount of cash equal to the difference between the exercise price and the highest Fair Market Value of Class A Common Stock within the 60 days prior to the dissolution or liquidation. If the Company is party to a merger in which it is not the surviving corporation, the Committee is required (subject to the approval of the Board of Directors) to take action to protect outstanding options by substituting on an equitable basis appropriate shares of the surviving corporation, subject to limits described in the 1995 Directors' Plan.

     An option granted under the 1995 Directors' Plan may not be transferred except by will or the laws of descent and distribution and, during the grantee's lifetime, may be exercised only by the grantee or the grantee's guardian or legal representative.

     Options may be granted under the 1995 Directors' Plan until December 31, 2004. On that date, the 1995 Directors' Plan will expire except as to options then outstanding, which shall remain in effect until they have been exercised or have expired. The 1995 Directors' Plan may be terminated at any time by the Board of Directors except with respect to any options then outstanding.

     The Board of Directors may amend the 1995 Directors' Plan from time to time, provided that no such amendment may impair without the grantee's consent any previously granted option or be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3 under the Securities Exchange Act of 1934. In addition, the provisions of
Article V of the 1995 Directors' Plan regarding the grant and exercise of options may not be amended more than once every six months.

Votes Required for Plans

     The 1994 Plan and the 1995 Directors' Plan will be submitted for separate shareholder votes at the 1995 annual meeting of shareholders. The affirmative votes of the holders of a majority of the shares of Class B Common Stock represented at the annual meeting, in person or by proxy, is required for approval of each plan. Broker nonvotes will have no effect with respect to the approval of either the 1994 Plan or the 1995 Directors' Plan, but any abstention will have the same effect as a "no" vote.

Certain Federal Income Tax Consequences of Plans

     The following is a brief summary of the Company's understanding of the principal income tax consequences under the Internal Revenue Code (the "Code") of grants or awards made under the 1994 Plan or the 1995 Directors' Plan based upon the applicable provisions of the Code in effect on the date hereof.

     Nonqualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of the NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

     When the NSO exercise price is paid in Delivered Stock, the exercise is treated as: (a) a tax-free exchange of the shares of Delivered Stock (without recognition of any taxable gain with respect thereto) for a like number of new shares (with such new shares having the same basis and holding period as the old); and (b) an issuance of a number of additional shares having a fair market value equal to the "spread" between the exercise price and the fair market value of the shares for which the NSO is exercised. The optionee's basis in the additional shares will equal the amount of compensation income recognized upon exercise of the NSO and the holding period for such shares will begin on the day the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

     Incentive Stock Options. An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

     Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

     Restricted Stock. A grantee receiving a restricted stock award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and the Company will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

     The holding period to determine whether the grantee has long-term or short-term capital gain or loss on a subsequent sale of the stock generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of the shares on such date. However, if the grantee has made an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market value of shares on such date (determined without regard to the restrictions).

              Shareholder Proposal Regarding Workplace Policies

     The Amalgamated Clothing and Textile Workers Union (the "ACTWU"), 1808 Swann Street, N.W., Second Floor, Washington, D.C. 20009, has indicated that it is the beneficial owner of 70 shares of the Company's common stock and has requested that the following proposal and supporting statement be included in this proxy statement. The Company takes no responsibility for the content of the proposal and statement of support, which are presented as received from the ACTWU.

          BE IT RESOLVED: That the Board of Directors commit our company to the goal of creating a high-performance workplace based on the policies of workplace democracy and meaningful worker participation, and prepare a report at reasonable expense identifying the extent to which the Company is implementing and/or plans to implement a high-performance workplace based on those policies, using the criteria set out in the U.S. Department of Labor's (the "Labor Department") 1994 report, Road to High-Performance Workplaces (the "1994 Report").

          National attention has focused recently on the future competitiveness of U.S. corporations. The reorganization of the American workplace is increasingly seen as central to preparing companies to meet the challenges of the global marketplace in the 21st century. We believe our company should follow the example of U.S. companies that have already instituted high-performance workplace policies.

          In a 1993 report entitled High-Performance Workplace Practices and Firm Performance, the Labor Department found that high-performance work practices are positively related to both productivity and long-term financial performance, and the innovative workplace practices may be crucial to the future competitiveness of American industry. In its 1994 Report, the Labor Department published a detailed checklist of work practices it identified as "high-performance workplace practices." The practices included direct employee involvement in corporate decision-making, employee training, compensation linked to performance, employment security, and a supportive work environment.

          The Labor Department's promotion of the high-performance workplace reflects wide recognition of the significance of new workplace organization and the economic value of high-performance work practices. It also underscores the fact that the U.S. government believes that the future acceptance of such practices will have far-reaching implications of all Americans in the years to come.

          Over the last eighteen months, the Department of Commerce and the Labor Department have sponsored a blue-ribbon commission on the Future of Labor-Management Relations which is now preparing legislative proposals designed to facilitate the high-performance workplace.

          A number of studies have concluded high-performance workplace organizations are more often successful at unionized facilities in terms of implementation, survivability and increased profitability. The Commission on the Future of Labor-Management Relations praised the economic benefits of high-performance workplace practices, and stated in its fact-finding report with regard to employee participation programs:
     "Those in unionized settings in which the union is involved as a joint partner with management are particularly likely to survive." One study pointed out that high-performance practices appear to be more prevalent at union facilities because unions provide an agent for productivity bargaining and job protections as well as a voice for employees.

          The Labor Department has urged investors to examine companies' workplace practices in their investments. One of the largest U.S. public pension funds announced it would evaluate companies for high-performance workplace practices.

          The workplace is where corporate America is reinvigorating itself with positive results, and our company should not be left behind. Vote "YES" to encourage our company to take on this information issue.

The Board of Directors recommends that you vote AGAINST the foregoing shareholder proposal for the following reasons:

     The Board of Directors agrees in general with the principles underlying the proposed resolution supporting a "high performance workplace." In fact, OshKosh B'Gosh has invested a great deal of time and resources in an effort to become a high performance organization. The Board of Directors believes, however, that the adoption of this specific proposal is both unwise and unnecessary.

     The Company's success in improving performance depends increasingly on the skills and motivation of its workforce. The Company strives to provide all employees meaningful opportunities to learn and to practice new skills. As the Company commits itself to being a high performance organization, it provides training in interpersonal communication, problem-solving, team work and leadership skills. These skills have a critical impact on the Company's ability to respond to customer demands and changes in market conditions. Nearly one million dollars have been invested in this training effort over the last two years alone.

     Faster and more flexible response to customers is an increasingly critical requirement. To meet these challenges the Company has been redesigning work processes. Starting with its production facilities it has been utilizing small team work centers to enhance its ability to quickly respond to changing demands. In addition, two years ago the Company began a large scale initiative called Activity Based Management ("ABM"). Each of the Company's facilities is using this process to analyze and improve work processes. Employees become involved in collecting and analyzing data and in serving on process improvement teams. ABM provides valuable benchmark data from which the Company can monitor its progress toward becoming a high performance organization.

     The Company has sought to build both internal and external partnerships to better accomplish its goals. A very important internal partnership is the Company's relationship with its Union. The Company has communicated openly with the Union on matters of business conditions and market challenges in order to build a stronger partnership. It has also worked with the Union to create compensation systems which increasingly link employees' pay to plant as well as team performance.

     The ACTWU's proposal would require OshKosh B'Gosh to follow an externally prescribed approach which in the Board of Directors' opinion would not be wise or appropriate for the Company's business. The proposal mandates extensive record keeping, unrealistic time tables, and additional costs which the Board of Directors believes are not in the best interests of the Company, its employees or its shareholders.

For the reason set forth above, the Board of Directors recommends a vote AGAINST this Shareholder Proposal.

     The affirmative votes of the holders of a majority of the shares of Class B Common Stock represented at the annual meeting, in person or by proxy, is required to adopt the proposal. Broker nonvotes will have no effect with respect to the adoption of the proposal, but any abstention will have the same effect as a "no" vote.

                           INDEPENDENT ACCOUNTANTS

     The Company engaged Ernst & Young as the independent public accountants to audit the Company's financial statements for the fiscal year ended December 31, 1994. No change of independent public accountants is contemplated during 1995.

     Representatives from Ernst & Young are expected to be present at the meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

                                OTHER MATTERS

     The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented to the meeting and any adjournment thereof.

                            SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company no later than November 28, 1995 in order to be considered for inclusion in next year's annual meeting proxy statement.

                                          By order of the Board of Directors

                                          Douglas W. Hyde, Chairman

     A copy (without exhibits) of the Company's Form 10-K annual report to the Securities and Exchange Commission for the fiscal year ended December 31, 1994 will be provided without charge to each record or beneficial owner of the Company's Class A Common Stock or Class B Common Stock as of March 17, 1995 on the written request of such person directed to: David L. Omachinski, Vice President -- Finance, Oshkosh B'Gosh, Inc., 112 Otter Avenue, P.O. Box 300, Oshkosh, Wisconsin 54902.

Oshkosh, Wisconsin
March 27, 1995

                                                                     Exhibit A

                             OSHKOSH B'GOSH, INC.
                          1994 INCENTIVE STOCK PLAN

I. Introduction

     1.01 Purpose. This plan shall be known as the Oshkosh B'Gosh, Inc. 1994 Incentive Stock Plan (the "Plan"). The purpose of the Plan is to provide an incentive for key employees of Oshkosh B'Gosh, Inc. and its Subsidiaries to improve corporate performance on a long-term basis, and to attract and retain key employees. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule).

     1.02 Effective Date. The effective date of the Plan shall be August 8, 1994, subject to approval of the Plan by shareholders of the Company. Any Award granted prior to such shareholder approval shall be expressly conditioned upon shareholder approval of the Plan.

II. Plan Definitions

     2.01 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

          (a) "Award" shall mean the grant of any form of stock option or restricted stock.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (d) "Committee" shall mean the Committee described in Section 4.01.

          (e) "Company" shall mean Oshkosh B'Gosh, Inc., a Wisconsin corporation.

          (f) "Company Stock" shall mean the Company's Class A Common Stock and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

          (g) "Eligible Employee" shall mean any regular salaried employee of the Company or a Subsidiary who satisfies the requirements of Section 5.01.

          (h) "Fair Market Value" on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions as reported in the Wall Street Journal (Midwest Edition) for such date or the preceding business day if such date is not a business day. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the mean of the closing bid and asked prices for such shares on the relevant date.

          (i) "Grantee" shall mean any person who has been granted an Award under the Plan.

          (j) "Option Period" shall mean the period of time provided pursuant to Section 6.04 within which a stock option may be exercised.

          (k) "Subsidiary" shall mean any corporation now or hereafter in existence in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

III. Shares Subject to Award

     3.01 Available Shares. The total number of shares of Company Stock that may be issued under the Plan shall not exceed one million four hundred thousand (1,400,000) shares. Shares subject to and not issued under an option which expires, terminates, is canceled or forfeited for any reason under the Plan and shares of restricted Company Stock which have been forfeited before the Grantee has received any benefits of ownership, such as dividends from the forfeited shares, shall again become available for the granting of Awards.

     3.02 Changes in Common Stock. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be granted under the Plan shall be proportionately and appropriately adjusted and the number and kind of shares then subject to options granted to employees under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV. Administration

     4.01 Administration by the Committee. The Plan shall be administered by a committee designated by the Board to administer the Plan and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

     4.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any Award theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

     Subject to the provisions of the Plan, the Committee shall have full and final authority to:

          (a) designate the persons to whom Awards shall be granted;

          (b) grant Awards in such form and amount as the Committee shall determine;

          (c) impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, and

          (d) waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate.

V. Participation

     5.01 Eligibility. Key employees of the Company and its Subsidiaries (including officers and employees who may be members of the Board) who, in the sole opinion of the Committee, contribute significantly to the growth and success of the Company or a Subsidiary shall be eligible for Awards under the Plan. From among all such Eligible Employees, the Committee shall determine from time to time those Eligible Employees to whom Awards shall be granted. No eligible employees shall be granted an Award or Awards covering more than 50,000 shares of Company Stock in any calendar year. No Eligible Employee shall have any right whatsoever to receive an Award unless so determined by the Committee.

     5.02 No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person or to take any other action affecting such person.

VI. Stock Options

     6.01 General. Stock options granted under the Plan may be in the form of incentive stock options (within the meaning of Code Section 422) or nonqualified stock options. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case. The holder of an option shall not have any rights as a stockholder with respect to the shares covered by an option until such shares have been delivered to him or her.

     6.02 Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined in each case by the Committee and set forth in each stock option agreement. In no event shall such price be less than one hundred percent (100%) of the Fair Market Value of the Company Stock when the option is granted. Employees who own, directly or indirectly, within the meaning of Code Section 425(d), more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporation shall not be eligible to receive an incentive stock option hereunder unless the purchase price per share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

     6.03 Date Option Granted. For purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the option; provided, however, that in either case notice of the grant of the option shall be given to the employee within a reasonable time.

     6.04 Period for Exercise of Options. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, which shall be the period or periods of time as may be determined by the Committee, provided that: (a) No option granted under this Plan may be exercised until at least six months from the later of (i) the date of grant or (ii) shareholder approval of the Plan, (b) No Option Period for an incentive stock option may exceed ten (10) years from the date the option is granted, and (c) No option may be treated as an incentive stock option unless the Grantee exercises the option while employed by the Company or a Subsidiary or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination.

     6.05 Special Rule for Incentive Stock Options. For so long as Section 422 (or any successor provision) of the Code so provides, the aggregate Fair Market Value (determined as of the date the incentive stock option is granted) of the number of shares with respect to which incentive stock options are exercisable for the first time by a Grantee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code.

     6.06 Method of Exercise. Subject to Section 6.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder.

     6.07 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee shall, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option pursuant to either clause
(a) or (b) below:

          (a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

          (b) The Committee may cancel such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Company Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option.

     6.08 Dissolution or Liquidation. Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Company, the holder of each then outstanding and unexercised option shall receive the cash amount described in 6.07(b) hereof and such option shall be cancelled.

VII. Restricted Stock.

     7.01 Administration. Shares of restricted stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of restricted stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of restricted stock Awards need not be the same with respect to each recipient.

     7.02 Awards and Certificates. Each individual receiving a restricted stock Award shall be issued a certificate in respect of such shares of restricted stock. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Oshkosh B'Gosh, Inc. 1994 Incentive Stock Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Oshkosh B'Gosh, Inc."

     The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any restricted stock Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Company Stock covered by such Award.

     7.03 Terms and Conditions. Shares of restricted stock shall be subject to the following terms and conditions:

          (a) Until the applicable restrictions lapse, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock.

          (b) The Grantee shall have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in Company Stock shall be paid in the form of additional restricted stock.

          (c) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and (d) below, all shares still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee's employment for any reason.

          (d) In the event of hardship or other special circumstances of a Grantee whose employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee's shares of restricted stock.

          (e) If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

          (f) Each Award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

VIII. Withholding Taxes.

     8.01 General Rule. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option or the lapse of stock restrictions. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the Grantee concurrently pay to the Company (either in cash or, at the request of Grantee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine.

     8.02 Withholding from Shares to be Issued. In lieu of part or all of any such payment, the Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

     8.03 Special Rule for Insiders. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

IX. General

     9.01 Nontransferability. No Award granted under the Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the Grantee's lifetime, options shall be exercisable only by the Grantee or by the Grantee's guardian or legal representative.

     9.02 General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

     9.03 Expiration and Termination of the Plan. Awards may be granted under the Plan at any time and from time to time, prior to August 8, 2004, the date on which the Plan will expire, except as to Awards then outstanding under the Plan, which shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any Awards then outstanding under the Plan.

     9.04 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee's consent any Award theretofore granted under the Plan or deprive any Grantee of any shares of Company Stock which he or she may have acquired through or as a result of the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3.

     9.05 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

                                                                     Exhibit B

                             OSHKOSH B'GOSH, INC.
                  1995 OUTSIDE DIRECTORS' STOCK OPTION PLAN

I. Introduction

     1.01 Purpose. This plan shall be known as the Oshkosh B'Gosh, Inc. 1995 Outside Directors' Stock Option Plan. The purpose of the Plan is to provide an incentive for Outside Directors of Oshkosh B'Gosh, Inc. to improve corporate performance on a long-term basis. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule).

     1.02 Effective Date. The Plan shall be effective upon its approval by shareholders at the Company's 1995 annual meeting. If the Plan is approved by shareholders, the first option grants will automatically be made at the Board meeting immediately following the 1995 annual meeting.

II. Plan Definitions

     2.01 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Company" shall mean Oshkosh B'Gosh, Inc., a Wisconsin corporation.

          (c) "Company Stock" shall mean the Company's Class A Common Stock and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

          (d) "Director" shall mean a director of the Company.

          (e) "Fair Market Value" on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions as reported in the Wall Street Journal (Midwest Edition) for such date or the preceding business day if such date is not a business day. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the mean of the closing bid and asked prices for such shares on the relevant date.

          (f) "Grantee" shall mean any person who has been granted an option under the Plan.

          (g) "Outside Director" shall mean a Director who is not also an active full-time employee of the Company or a corporation in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

III. Shares Subject To Option

     3.01 Available Shares. The total number of shares of Company Stock that may be issued under the Plan shall not exceed Seventy Thousand (70,000) shares. Shares subject to and not issued under an option which expires, terminates, or is canceled for any reason under the Plan shall again become available for the granting of options.

     3.02 Changes in Common Stock. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be granted under the Plan shall be proportionately and appropriately adjusted and the number and kind of shares then subject to options under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV. Administration

     4.01 Administration by the Committee. The Plan shall be administered by the Compensation Committee of the Board which shall have the power, subject to and within the limits of the express provisions of the Plan, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan. The Committee shall have no discretion as to the amount, price or timing of any option granted under this Plan.

V. Stock Options

     5.01 Option Agreements. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article V, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case. The holder of an option shall not have any rights as a stockholder with respect to the shares covered by an option until such shares have been delivered to him or her.

     5.02 Option Grant Size and Grant Date.

          (a) Annual Grant. Each year, upon the first meeting of the Board following the Company's annual meeting of shareholders, each person then serving the Company as an Outside Director shall automatically be granted a nonqualified stock option to purchase One Thousand (1,000) shares, subject to adjustment under Section 3.02 hereof.

          (b) Special Rule. If at any time there are not sufficient available shares under the Plan to grant each Outside Director an option to purchase the number of shares identified above, each Outside Director shall receive an option to purchase an equal number of the remaining available shares, determined by dividing the remaining available shares by the number of Outside Directors.

     5.03 Exercise Price. The price at which each share of Company Stock covered by an option may be purchased shall be one hundred percent (100%) of the Fair Market Value of the Company Stock on the date the option is granted.

     5.04 Period for Exercise of Options. Each stock option granted under this Plan shall become exercisable six months from the date of grant, regardless of whether the Grantee is still a Director on such date. All rights to exercise an option shall terminate upon the earlier of (a) ten (10) years from the date the option is granted, or (b) two years from the date the Grantee ceases to be a Director.

     5.05 Method of Exercise. Subject to Section 5.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the exercise price therefor. The exercise price may be paid in cash, by check, or by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder.

     5.06 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee shall, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option to protect such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof.

     5.07 Dissolution or Liquidation. Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Company, the Company shall pay the holder of each then outstanding and unexercised option an amount of cash equal to the excess of the highest Fair Market Value per share of the Company Stock during the 60-day period immediately preceding the dissolution or liquidation over the option exercise price, multiplied by the number of shares subject to such option. Such option shall then be canceled.

     5.08 Limitation on Plan Amendments. The option grants hereunder are intended to be formula awards under Rule 16b-3(c)(2)(ii) under the Securities Exchange Act of 1934. Accordingly, the provisions of this Article V may not be amended more than once every six months.

VI. General

     6.01 Nontransferability. No option granted under the Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the Grantee's lifetime, options shall be exercisable only by the Grantee or by the Grantee's guardian or legal representative. In the event of the Grantee's death, the personal representative of the Grantee's estate or the person or persons to whom the option is transferred by will or the laws of descent and distribution may exercise the option in accordance with its terms.

     6.02 General Restriction. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

     6.03 Expiration and Termination of the Plan. Options may be granted under the Plan at any time and from time to time, prior to December 31, 2004, the date on which the Plan will expire, except as to options then outstanding under the Plan, which shall remain in effect until they have been exercised or have expired. The Plan may be abandoned or terminated at any time by the Board except with respect to any options then outstanding under the Plan.

     6.04 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee's consent any option theretofore granted under the Plan or
(b) be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3 under the Securities Exchange Act of 1934.

     6.05 Withholding Taxes. If the Company is required to collect withholding taxes upon exercise of an option, the Company may require, as a condition to such exercise, that the Grantee concurrently pay to the Company the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise. In lieu of part or all of such payment, the Grantee may elect, subject to such rules as the Board may adopt from time to time, to have the Company withhold from the shares to be issued upon exercise of the option that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

     6.06 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.